Exhibit 10.3

November 15, 2007

Adam Wergeles

1703 Dewey Street

Santa Monica, CA 90405

Dear Adam:

I am pleased to extend to you an offer of employment with ReachLocal, Inc. (the "Company") as General Counsel. In this capacity, you will be reporting to the Company's Chief Executive Officer. With your talent and experience, we look forward to you joining ReachLocal, Inc. Now, let me clarify the following important points:

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Effective Date: Your effective date will be the later of December 3, 2007 or the successful conclusion of each of the following events: (i) Completion of a background check as detailed below; (ii) Approval of this offer of employment by the Company's Board of Directors.

•	Compensation: The Company will pay you a base salary at the rate of $225,000 per year ("Base Salary''), payable in accordance with the Company's normal payroll procedures.

•	Management Bonus: In the event the Company and its Board of Directors approves a bonus plan for the executive management team, you will be included in said plan.

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Stock Options: Upon your acceptance of this letter, the Board of Directors has granted to you an incentive stock option to purchase 150,000 shares of Common Stock of the Company (post-2006 stock split), representing as of the date of this letter approximately 0.6% of the total outstanding capital stock of the Company, on a fully diluted basis, with an exercise price of the fair market value of the Common Stock of the Company at the time of the next Board of Directors meeting determining the pricing of Company options. Such option shalt be subject to the terms and conditions of the Company's Stock Option Plan and related Stock Option Agreement. The stock options will vest according to the following schedule: 25% will vest twelve (12) months following your Effective Date. The remaining 75% will vest in equal increments on a monthly basis over the next thirty-six (36) months. In the event of a termination of your employment relationship with the Company (or any successor thereto) (i) by the Company (or such successor) without Cause (as defined below) or (ii) by you for Good Reason (as defined below), an additional 1/4th of the unvested shares shall accelerate their vesting (or all remaining shares, if less than 1/4th of the shares remaining to be vested). In the event of a termination of your services to the Company (or any successor thereto) by the Company (or such successor) without Cause within six months following a Change of Control (as defined below) all remaining shares shall immediately vest.

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"Change of Control" shall mean a merger or consolidation of the Company with or into another corporation, entity or person, or the sale of all or substantially all of the Company's assets to another corporation, entity or person, where after such merger, consolidation or sale of assets, less than 50% of the capital stock or equity interests in such other corporation, entity or person are owned by persons who owned the capital stock of the Company immediately before such merger, consolidation or sale of assets; provided, however, that neither a transaction whoso sole purpose is to change the state of the Company's incorporation nor an equity financing or series of related transactions in which the Company is the surviving corporation shall constitute a "Change of Control."

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"Cause" will exist if you are terminated by the Company for any of the following reasons: (i) your willful failure to substantially perform your duties and responsibilities to the Company, (ii) Your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused material injury to the Company, (iii) unauthorized use or disclosure by you of any proprietary information or trade secrets of the Company or any other party to which you owe an obligation of nondisclosure as a result of his relationship with the Company, (iv) your willful material breach of any of your obligations under any written agreement or covenant With the Company, or (v) conviction of, or plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof, to the material detriment of the Company.

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"Good Reason" shall mean (i) a material diminution in your title, authority or responsibility with the Company; provided, that neither a mere change in title alone nor reassignment following a Change of Control to a position that is substantially similar to the position held prior to the Change of Control shall constitute a material diminution in authority or responsibility, (ii) a reduction in your then-current base salary by at least 15%; provided, that an across-the-board reduction in salary level of all other employees or consultants in positions similar to yours by the same percentage amount as part of a general salary level reduction shall not constitute "Good Reason," (iii) a material breach by the Company of any employment or consulting agreement with you or (iv) relocation of your primary place of work by the Company by more than 40 miles.

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Benefits: As an employee, you will be entitled to participate in a Company-sponsored medical and dental plan. Coverage under these plans begins the first day of the first month after thirty (30) days following that of your Effective date.

•	Termination: (a) Should the Company choose to terminate your employment for any reason other than Cause (see above), then the Company will provide the following:
(i)

the Company will continue to pay you your Base Salary for a period of six (6) months following the termination of your employment. Your Base Salary will be paid at the rate in effect at the time of the termination of your employment and in accordance with the Company's standard payroll procedures.

The Company will pay your monthly premium under COBRA until the earlier of the close of the six-month period following the termination of your employment or the expiration of your continuation coverage under COBRA.

No severance benefits will be paid unless you (a) sign a general release of claims of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and (b) have returned all requested Company property.

(b) Should the Company choose to terminate your employment for Cause (see above), then the Company will pay you only the compensation, benefits and expense reimbursements that you have canned under this Agreement before the effective date of the termination.

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Other: Your offer of employment is contingent upon the satisfaction of a) Verification of information signed and submitted in connection with the Protection One Employment Application and b) Completion of a background check that includes criminal investigation. (Conviction of a crime is not an automatic bar to employment. Factors such as the nature and gravity of the crime, the length of time passed since the conviction and/or completion of any sentence and the nature of the job for which you have been offered will be considered.) For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. You will also be required to sign the Company's Employment, Confidential Information, and Invention Assignment Agreement. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. Furthermore, in your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have any obligation of confidentiality. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. During our discussions about your proposed job duties, you assured the Company that you would be able to perform those duties within these guidelines.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to Zorik Gordon within three (3) business days of this letter's date. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

We look forward to working with you.

Sincerely, ReachLocal, Inc. /s/ Zorik Gordon Zorik Gordon Chief Executive Officer

I hereby accept employment with ReachLocal, Inc. on the terms set forth in this offer letter. I acknowledge that this letter, along with the agreement relating to proprietary rights between myself and the Company, set forth the terms of my employment with ReachLocal, Inc. and supersede any prior representations or agreements, whether written or oral. I acknowledge that no promises, representations or commitments have been made to me concerning my employment with Reach Local, Inc. other than those set forth in this offer letter.

ACCEPTED AND AGREED TO this 16th day of November 2007:

/s/ Adam Wergeles

Adam Wergeles

February 22, 2010

Adam Wergeles

21700 Oxnard Street, Suite 1600

Woodland Hills, CA 91367

Dear Adam:

Reference is hereby made to your employment offer letter with ReachLocal, Inc. (the “Company”), dated as of November 15, 2007 (the “Employment Letter”). For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, you and the Company have mutually agreed to amend certain provisions of the Employment Letter as set forth herein.

Accordingly, effective as of the date first written above, the Employment Letter is hereby amended as follows:

1.     The language under the heading “Compensation” in the Employment Letter is hereby deleted in its entirety and replaced with the following language:

“Company will pay you a base salary at the rate of $265,000 per year (“Base Salary”), payable in accordance with the Company’s normal payroll procedures. Your Base Salary may be increased from time to time by the Company in its sole discretion.”

2.     The language under the heading “Stock Options” in the Employment Letter is hereby deleted in its entirety and replaced with the following language:

“In connection with the execution of your Employment Letter, the Board of Directors granted to you an incentive stock option to purchase 150,000 shares of Common Stock of the Company (post-2006 stock split), representing as of the date of your Employment Letter approximately 0.6% of the total outstanding capital stock of the Company, on a fully diluted basis, with an exercise price per share equal to the fair market value of the Common Stock of the Company on the date of grant. Such option is subject to the terms and conditions of the Company’s 2004 Stock Option Plan and the related Notice of Stock Option Grant and Stock Option Agreement, and will be subject to accelerated vesting as set forth in the Severance Policy (as defined below).”

3.     The language under the heading “Termination” in the Employment Letter is hereby deleted and replaced with the following language:

“You will be eligible to participate in the Company’s Change in Control and Severance Policy for Senior Management, as amended from time to time (“Severance Policy”), a copy of which is attached hereto as Exhibit A, as a Group B Participant. Capitalized terms used in this offer letter without definition will have the meanings set forth in the Severance Policy.”

Except as set forth herein, the Employment Letter shall remain in full force and effect.

Please confirm your agreement to the foregoing by signing and dating the enclosed duplicate original of this letter in the space provided below for your signature and returning it to the Company. Please retain one fully-executed original for your files.

Sincerely, ReachLocal, Inc. By: /s/ Zorik Gordon Name: Zorik Gordon Title: CEO

Accepted, Acknowledged and Agreed,

this 22 day of February, 2010.

/s/ Adam Wergeles

Adam Wergeles